EXHIBIT 99.19

           RATE CASE

     o Requesting a 12.5% Return on Rate Base Which Equals Approximately a $550,000 Increase in Revenue Per year.

     o We Would Expect to Earn a Reasonable Return on Our investment When the Oklahoma Corporation Commission Renders Its Final Ruling on the Rate Case.